Exhibit 10.18
Tatum, LLC
Full-Time Permanent Engagement Resources Agreement
July 12, 2007
Kenneth R. Levine
Chief Executive Officer
NitroSecurity, Inc.
230 Commerce Way
Portsmouth, NH 03801
Dear Mr. Levine:
Tatum, LLC (“Tatum”) understands that NitroSecurity, Inc. (the “Company”) desires to hire John Parsons, one of our partners, as an employee of the Company (the “Employee”). The Company acknowledges that the Employee is and will remain a partner in our firm so that he will have access to our firm’s resources for use in his employment with the Company. This Full-Time Permanent Engagement Resources Agreement (this “Resources Agreement”) sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company and for the payment for such services. Tatum acknowledges that the Company and the Employee have also entered into an employment agreement, dated on or about the date of this Resources Agreement (the “Employment Agreement”).
Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum’s obligations to the Company are exclusively those set forth in this Resources Agreement. This document will serve as the entire agreement between the Company and Tatum with respect to the subject matter herein, and supersedes that certain Project Work Agreement, dated March 26, 2007, between the Company and Tatum with respect to work to be performed by the Employee.
Compensation
The Company will pay to Tatum in lieu of the Employee, as compensation for the resources Tatum is providing, a portion of the Employee’s Salary (as defined in the Employment Agreement) and any Cash Bonus (as defined in the Employment Agreement) as follows:
Salary: (i) $6,095, which is equal to approximately 16.7% of the Salary, during the first and second 12 months of the term of this Resources Agreement, (ii) $3,905, which is equal to approximately 10.7% of the Salary, during the third 12 months, and (iii) $1,000 per month during the fourth 12 months and each 12-month period thereafter.
Cash Bonus: 15% of any Cash Bonus paid to the Employee during the term of this Resources Agreement.
In addition, the Company acknowledges that the Employee will share with Tatum 15% of any cash proceeds realized from any Equity (as defined in the Employment Agreement) that the Employee may be granted, provided that Tatum expressly agrees that it is the Employee’s sole duty to pay any proceeds realized from Equity to Tatum and that Tatum will not seek to recover any such proceeds from the Company.
Salary, Cash Bonus and Equity are collectively referred to herein as the “Resource Fee.” Payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house payment, at the same time as payments are made to the Employee in accordance with written instructions provided by Tatum. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices. To the extent permitted by applicable law, the Company and Tatum agree that any payments made to Tatum will reduce the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.
Deposit
Tatum acknowledges that it received a security deposit of $15,000 (the “Security Deposit”) from the Company pursuant to the Project Work Agreement, dated March 26, 2007, between Tatum and the Company. Tatum shall retain the Security Deposit to secure the Company’s future payment obligations to Tatum under this Resources Agreement. If the Company breaches this Resources Agreement and fails to cure such breach as provided herein, Tatum will be entitled to apply the Security Deposit to its damages resulting from such breach. Upon termination of this Resources Agreement, Tatum will return to the Company the balance of the Security Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company due Tatum as provided for in this Resources Agreement.
Insurance
The Company shall provide Tatum with written evidence that the Company maintains directors’ and officers’ insurance to cover the Employee at no additional cost to the Employee.
Termination
This Resources Agreement will terminate immediately upon the earlier of the effective date of (i) the termination of the Employee’s employment with the Company or (ii) the Employee ceasing to be a partner of Tatum.
In the event that either party commits a breach of this Resources Agreement and fails to cure the same within fourteen (14) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately following the fourteen (14th) day following such written notice of termination.
Hiring Tatum Partner Outside of Resources Agreement
During the twelve (12)-month period following termination of this Resources Agreement, other than in connection with (i) the Employee’s employment/partnership with Tatum being terminated by Tatum or (ii) another agreement between the Company and Tatum, the Company will not employ the Employee, or engage the Employee as an independent contractor, to render services of substantially the same nature as those for which Tatum is making the Employee available pursuant to this Resources Agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Employee’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Employee’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages up to forty-five percent (45%) of the Employee’s Annualized Compensation. The amount will be due and payable to Tatum upon written demand to the Company. For purposes hereof, “Annualized Compensation” shall mean the Employee’s portion of the most recent Salary on an annualized basis and the maximum amount of any bonus for which the Employee was eligible with respect to the then-current bonus year.
Disclaimers and Limitations of Liability
It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee (by virtue of that Employee being a partner in Tatum) for the benefit of the Company under the terms and conditions of this Resources Agreement. The Resource Fee will be for the resources provided and for introducing the Employee to the Company. Tatum assumes no responsibility or liability under this Resources Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.
Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum’s reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.
Tatum disclaims all warranties, either express or implied, related to the accuracy or reliability of reports, projections, forecasts or other information prepared by third parties, and Tatum will not be liable for any claims of reliance on such third party reports, projections, forecasts or information. Tatum will not be liable for any non-compliance of such third party reports, projections, forecasts or information or services with federal, state or local laws or regulations.
If, after the Employee ceases to be an employee of the Company, the Employee is subpoenaed or otherwise required to appear as a witness or to provide evidence in connection with any action, suit or other proceeding initiated by a third party in connection with the Company or by the Company against a third party, then the Company shall reimburse Tatum for (i) reasonable, direct, out-of-pocket expenses (including attorneys’ fees) actually incurred by Tatum in relation to such action, suit or other proceeding and (ii) the time actually incurred by the Employee in relation to such action, suit or other proceeding calculated as a per diem amount based on the Employee’s Salary immediately prior to leaving the Company’s employment; provided, however, that (a) such reimbursement shall not exceed an aggregate of $15,000, (b) only Tatum’s expenses (and not any expenses independently incurred by the Employee) shall be reimbursed under clause (i) above if the Employee is no longer a partner in Tatum when such expenses are incurred, (c) Tatum shall not be reimbursed under clause (ii) above if the Employee is no longer a partner in Tatum when such time is incurred and (d) such reimbursement shall only apply to the extent the Employee is not otherwise entitled to indemnification by the Company.
The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed the Resource Fees actually received by Tatum hereunder.
Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
Arbitration
If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Wilmington, Delaware office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Resources Agreement and may not amend or disregard any provision herein. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.
Miscellaneous
Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.
The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Notwithstanding the foregoing, Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.
Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Resources Agreement binds and benefits the successors of Tatum and the Company.
Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.
The provisions in this Resources Agreement concerning reimbursement of costs and expenses, limitation of liability, and arbitration will survive any termination of this Resources Agreement.
This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Delaware, without giving effect to conflicts-of-laws principles.
Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.
Sincerely yours,

TATUM, LLC
By:	/s/ Janice DiPietro
Janice DiPietro Area Managing Partner for TATUM, LLC

NITROSECURITY, INC.
By:	/s/ Kenneth R. Levine
Kenneth R. Levine Chief Executive Officer
Date: 7/12/07